Exhibit 99.1

NEWS RELEASE 13-020	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
 HORNBECK OFFSHORE ANNOUNCES
THIRD QUARTER 2013 RESULTS
October 30, 2013 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2013. Following are highlights for this period and the Company’s future outlook:
•3Q2013 Upstream revenue of $132.9 million was up 16% from the year-ago quarter
•3Q2013 Upstream operating income of $37.2 million increased 53% from the year-ago quarter
•3Q2013 sale of active Downstream fleet resulted in pre-tax gain on sale of assets of $60.0 million ($1.04 per diluted share)
•Excluding such gain on sale, 3Q2013 EBITDA was $66.5 million, an increase of 38% from the year-ago quarter
•Excluding such gain on sale, 3Q2013 diluted EPS was $0.57 per share, an increase of 185% from the year-ago quarter
•As a result of the sale, Downstream results are now presented as Discontinued Operations for all periods
•3Q2013 utilization of the 50-vessel new gen OSV fleet was 81% compared to 80% a year-ago and 88% sequentially
•3Q2013 high-spec OSV effective utilization was 90% compared to 97% a year-ago and 98% sequentially
•3Q2013 MPSV effective utilization was 99% compared to 91% a year-ago and 99% sequentially
•OSV Newbuild Program #5 and 200 Class OSV Retrofit Program remain on-time and on-budget
•First two HOSMAX OSVs have been placed in-service with three more newbuild deliveries expected by the end of 4Q2013
•First four HOSMAX OSVs were awarded initial time charters with an average dayrate in excess of $43,000
•Contract backlog for new gen OSV vessel-days is currently at 77% and 34% for 4Q2013 and fiscal 2014
•Contract backlog for MPSV vessel-days is currently at 83% and 47% for 4Q2013 and fiscal 2014
•The Company has elected to redeem all $250 million of its outstanding 1.625% convertible notes on November 15, 2013
The Company recorded net income for the third quarter of 2013 of $59.2 million, or $1.61 per diluted share, compared to net income of $7.4 million, or $0.20 per diluted share, for the year-ago quarter; and net income of $23.8 million, or $0.65 per diluted share, for the second quarter of 2013. Included in the Company’s net income is a gain of $60.0 million ($38.1 million after-tax or $1.04 per diluted share) related to the sale of substantially all of its Downstream assets on August 29, 2013. (Please see “Discontinued Operations” section below for more details.) Excluding the impact of the gain on sale of Downstream assets, net income and diluted EPS for the third quarter of 2013 would have been $21.1 million and $0.57 per share, respectively. Diluted common shares for the third quarter of 2013

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were 36.7 million compared to 36.1 million for the third quarter of 2012 and 36.5 million for the second quarter of 2013. EBITDA from continuing and discontinued operations for the third quarter of 2013 was $126.5 million compared to $48.1 million in the third quarter of 2012 and $74.8 million in the second quarter of 2013. Excluding the impact of the gain on sale of Downstream assets, such EBITDA for the third quarter of 2013 would have been $66.5 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 8 to the accompanying data tables.
Continuing Operations
The Company’s income from continuing operations for the third quarter of 2013 was $17.8 million, or $0.49 per diluted share, compared to $6.2 million, or $0.17 per diluted share, for the year-ago quarter; and $20.3 million, or $0.55 per diluted share, for the second quarter of 2013. Third quarter 2013 EBITDA from continuing operations increased 39.7% to $59.5 million compared to $42.6 million for the third quarter of 2012 and decreased 9.8% compared to $66.0 million for the second quarter of 2013.
Revenues. Revenues were $132.9 million for the third quarter of 2013, an increase of $17.8 million, or 15.5%, from $115.1 million for the third quarter of 2012; and a decrease of $4.9 million, or 3.6%, from $137.8 million for the second quarter of 2013. The year-over-year increase in revenues primarily resulted from improved spot market conditions for high-spec OSVs and MPSVs in the GoM. These higher revenues were partially offset by an increase in days out-of-service for the mobilization of four vessels to the GoM from Brazil during the current year quarter. Operating income was $37.2 million, or 28.0% of revenues, for the third quarter of 2013 compared to $24.3 million, or 21.1% of revenues, for the prior-year quarter; and $46.4 million, or 33.7% of revenues, for the second quarter of 2013. Average new generation OSV dayrates for the third quarter of 2013 were $27,545 compared to $23,990 for the same period in 2012 and $26,079 for the second quarter of 2013. New generation OSV utilization was 80.7% for the third quarter of 2013 compared to 79.5% for the year-ago quarter and 88.3% for the sequential quarter. The Company’s high-spec OSVs achieved an average utilization of 82.7% for the third quarter of 2013, while maintaining leading-edge spot dayrates in the $38,000 to $45,000 range. After adjusting for 209 days of third quarter downtime for regulatory drydockings and the mobilization of four vessels to the GoM from Brazil, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 90.1%.
Operating Expenses. Operating expenses were $59.2 million for the third quarter of 2013, a decrease of $0.7 million, or 1.2%, from $59.9 million for the third quarter of 2012; and an increase of $0.5 million, or 0.9%, from $58.7 million for the second quarter of 2013. The year-over-year decrease in operating expenses is primarily due to lower operating expenses related to two non-core vessels sold in the first-half of 2013 and lower operating expenses from vessels out-of-service under the 200 class OSV retrofit program, partially offset by incremental operating costs associated with one additional 300 class newbuild that was placed in-service in June 2013. The sequential increase in operating expense is primarily due to $2.2 million of non-recurring costs related to the mobilization of four vessels to the GoM from Brazil and a shift in the Company’s fleet mix to a higher percentage of much larger high-spec vessels.
General and Administrative (“G&A”). G&A expenses of $14.1 million for the third quarter of 2013 were 10.6% of revenues compared to $12.2 million, or 10.6% of revenues, for the third quarter of 2012. The increase in G&A expenses was primarily attributable to higher shoreside incentive compensation expense and the growth of the shoreside support team related to the Company’s pending fleet growth.
Depreciation and Amortization. Depreciation and amortization expense was $22.4 million for the third quarter of 2013, or $4.1 million higher than the prior-year quarter. The increase in depreciation expense is primarily due to the full-quarter contribution of one 300 class OSV that was placed in-service during June 2013, as well as the higher cost basis of vessels redelivered to the Company under its ongoing 200 class OSV retrofit program. The increase in amortization is primarily due to more vessels reaching their initial regulatory drydocking requirements, the recertification of previously stacked vessels and a higher per-vessel average in shipyard costs for vessel regulatory drydockings given the shift in the Company’s fleet mix to a higher percentage of much larger high-spec vessels. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild and conversion programs are placed in service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Gain on Sale of Assets. No Upstream vessels were sold during the third quarter of 2013. Included in third quarter 2012 results was a $0.4 million ($0.2 million after tax and $0.01 per diluted share) loss on the sale of non-vessel shoreside assets. The $60.0 million gain on sale of the Downstream assets is included in discontinued operations for the third quarter of 2013.
Interest Expense. Interest expense decreased $3.0 million, or 20.4%, during the third quarter of 2013 compared to the same period in 2012, primarily due to an increase in capitalized interest cost related to the Company’s fifth OSV newbuild program. The Company recorded $8.8 million of capitalized construction period interest, or roughly 43% of its total interest costs, for the third quarter of 2013 compared to having capitalized $2.9 million, or roughly 16% of its total interest costs, for the prior-year quarter.
Discontinued Operations
On August 29, 2013, the Company closed the sale of substantially all of the assets and business of its Downstream segment's tug and tank barge fleet to Genesis Marine, LLC, an affiliate of Genesis Energy L.P. (NYSE:GEL), for net proceeds of approximately of $227.5 million, after deal costs. The sale resulted in a gain of $60.0 million ($38.9 million after-tax or $1.04 per diluted share). For the partial third-quarter 2013 period prior to the asset sale, the Downstream fleet generated approximately $7.0 million of EBITDA and $0.08 of diluted earnings per share from operating activities. The historical results for the

Downstream segment and the gain on the sale thereof have been presented as discontinued operations for all periods in the accompanying condensed consolidated financial statements.
Nine Month Results From Continuing Operations
Revenues for the first nine months of 2013 increased 17.0% to $403.3 million compared to $344.7 million for the same period in 2012. Operating income was $127.5 million, or 31.6% of revenues, for the first nine months of 2013 compared to $88.0 million, or 25.5% of revenues, for the prior-year period. Income from continuing operations for the first nine months of 2013 increased $16.7 million to $42.0 million, or $1.15 per diluted share, compared to $25.3 million, or $0.70 per diluted share, for the first nine months of 2012. EBITDA from continuing operations for the first nine months of 2013 increased 20.3% to $164.3 million compared to $136.6 million for the first nine months of 2012. The Company recorded a $25.8 million ($16.1 million after-tax or $0.44 per diluted share) loss on early extinguishment of debt during the first nine months of 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for the first nine months of 2013 would have been $190.1 million, $58.0 million and $1.59 per share, respectively. The Company recorded a $6.0 million ($3.7 million after-tax or $0.11 per diluted share) loss on early extinguishment of debt during the first nine months of 2012. This loss resulted from the refinancing of the Company’s 6.125% senior notes due 2014 with new 5.875% senior notes due 2020. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for the first nine months of 2012 would have been $142.6 million, $29.0 million and $0.80 per share, respectively. The year-over-year increase in Upstream revenues primarily resulted from increased demand for the Company’s high-spec OSVs and MPSVs in the GoM. The Company’s income from continuing operations for the first nine months of 2013 included an aggregate $1.6 million ($1.0 million after-tax, or $0.03 per diluted share) gain on the sale of non-core assets. The Company's income from continuing operations for the first nine months of 2012 included an aggregate $0.4 million ($0.2 million after-tax or $0.01 per diluted share) loss on the sale of non-vessel shoreside assets. The $60.0 million gain on sale of the Downstream assets is included in discontinued operations for the third quarter of 2013.
Recent Developments
On September 13, 2013, the Company issued a notice of redemption for all of the outstanding $250 million aggregate principal amount of its 1.625% convertible senior notes due 2026, or the 2026 notes. The Company has elected to redeem the 2026 notes on November 15, 2013, or the Redemption Date, at a redemption price of 100% of the principal amount thereof and accrued and unpaid interest to, but excluding, the Redemption Date. Holders may convert the 2026 notes at any time prior to the close of business on November 12, 2013, at a conversion rate of 20.6260 shares of the Company's common stock per $1,000 principal amount of 2026 notes, which equates to a conversion price of $48.48 per share, with a related Observation Period (as defined in the Indenture governing the 2026 notes) of October 8, 2013 through November 11, 2013. In the event that holders elect to convert their 2026 notes in connection with the redemption, the Company will satisfy its conversion obligations to holders by paying cash equal to the $250 million in aggregate principal amount of the 2026 notes and delivering shares of common stock in settlement of any and all conversion obligations in excess of the principal amount (provided that the Company will pay cash in lieu of issuing fractional shares). If holders elect to convert their 2026 notes, the counterparties to the previously disclosed convertible note hedge transactions entered into in 2006 concurrently with the pricing of the 2026 notes will deliver common stock that will reduce or prevent equity dilution that would otherwise result from the conversion. The Company expects to meet any cash payment obligations related to the redemption or conversion with cash currently on-hand.
As previously disclosed, in addition to the convertible note hedge transactions entered into in 2006, the Company entered into separate warrant transactions, or warrants, whereby it sold to the counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 4.5 million shares of the Company’s common stock at a strike price equal to $62.59 per share of common stock. On exercise of the warrants, the Company has the option to deliver cash or shares of its common stock equal to the difference between the then-market price and strike price per share of common stock. The warrants expire in a series of tranches beginning February 13, 2014 through the 30th trading day thereafter.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. As a result of the sale of substantially all of the Company's Downstream assets, the Forward Guidance information presented below only reflects details for the continuing operations of the Upstream segment. Additional cautionary information concerning forward-looking statements can be found on page 11 of this news release.
Forward Guidance for Continuing Operations
Vessel Counts. As of September 30, 2013, excluding four inactive non-core vessels, the Company’s operating fleet consisted of 50 new generation OSVs and four MPSVs. The forecasted Upstream vessel counts presented in this press release reflect the anticipated fourth quarter 2013 and fiscal 2014 OSV newbuild deliveries discussed below. The Company’s active Upstream Fleet for fiscal years 2013 and 2014 is expected to be comprised of an average of 50.8 and 60.7 new generation OSVs, respectively. For fiscal 2013, the active new generation OSVs are comprised of an average of 24.9 “term” vessels that are currently chartered on long-term contracts and an average of 25.6 “spot” vessels that are currently operating or being offered for service under short-term charters. The Company expects to operate a total of four MPSVs in each of the fiscal years 2013 and 2014.
Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of active new generation OSVs for the fourth quarter of 2013 and for fiscal 2014 is currently 77% and 34%, respectively. The Company’s forward contract coverage for its four MPSVs for the fourth quarter of 2013 and for fiscal 2014 is currently 83% and 47%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.
Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 24.9 active “term” OSVs are expected to be in the $21,000 to $22,000 range for the full-year 2013. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2013 from the Company’s “spot” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Improved market conditions have allowed the Company to maintain leading-edge spot dayrates for its high-spec OSVs in the $38,000 to $45,000 range, up from $30,000 to $36,000 for the first nine months of 2012. Whether these rates can be sustained will depend on a variety of factors, including the pace of permitting, the future rig count and the timing of anticipated drilling rig and OSV newbuild deliveries in the GoM.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $60.0 million to $63.0 million for the fourth quarter of 2013, and $234.2 million to $237.2 million for the full-year 2013. This annual guidance range includes roughly $2.5 million of total out-of-pocket costs, down from a previously estimated $4.0 million, related to the remobilization of four 240 class OSVs from Brazil back to the GoM. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. General and administrative expenses are expected to be in the approximate range of $13.5 million to $14.5 million for the fourth quarter of 2013, and $54.0 million to $55.0 million for the full-year 2013, commensurate with the Company’s pending fleet growth and international operations. The Company expects to remain within the historical range of G&A-to-revenue margins of its public OSV peer group.

Other Financial Data. The projected annual loss on early extinguishment of debt, depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the full-year 2013 are included in the attached data tables. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the fourth quarter of 2013 are expected to be $14.6 million, $8.9 million, $7.7 million, $1.4 million, $13.4 million and 36.7 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 36.0% to 37.0% for fiscal 2013.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, six 310 class OSVs, ten 320 class OSVs and four 310 class MPSVs. As of October 30, 2013, the Company has placed two vessels in-service under this program - one in June 2013 and one in October 2013. The 22 remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2013	2014				2015				2016				Total
	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	1	1	—	—	—	—	—	—	—	—	—	—	—	2
310 class OSVs	—	1	1	1	2	1	—	—	—	—	—	—	—	6
320 class OSVs	2	2	2	2	1	1	—	—	—	—	—	—	—	10
Total OSVs	3	4	3	3	3	2	—	—	—	—	—	—	—	18
310 class MPSVs	—	—	—	—	—	—	—	1	1	—	1	—	1	4
Total Newbuilds	3	4	3	3	3	2	—	1	1	—	1	—	1	22
Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 54, 67 and 69 new generation OSVs as of December 31, 2013, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 50.8, 60.7 and 68.8 vessels for the fiscal years 2013, 2014 and 2015, respectively. Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate four, four, six and eight MPSVs as of December 31, 2013, 2014, 2015 and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.0, 4.0, 4.8 and 7.1 vessels for the fiscal years 2013, 2014, 2015 and 2016, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1.24 billion, of which $490.0 million, $342.5 million, $108.7 million and $24.2 million is expected to be incurred in 2013, 2014, 2015 and 2016, respectively. From the inception of this program through September 30, 2013, the Company has incurred $603.4 million, or 48.7%, of total expected project costs, including $115.9 million that was spent during the third quarter of 2013. The Company expects to incur approximately $161.1 million of newbuild-related project costs during the fourth quarter of 2013.

Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 14 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its Upstream fleet of vessels will be approximately $51.6 million and $44.3 million, respectively, for the full-years 2013 and 2014, respectively. These maintenance capital expenditure guidance figures have been adjusted downward to reflect the impact of the sale of the Downstream assets in August 2013.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 14 of this press release for a summary, by period, of historical and projected data for other capital expenditures, including the 200 Class OSV Retrofit Program described below, for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. In addition to the $50 million OSV retrofit program outlined below, the Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $23.5 million and $28.0 million, respectively, for the full-years 2013 and 2014, respectively. These other capital expenditure guidance figures have been adjusted downward to reflect the impact of the sale of the Downstream assets in August 2013.
200 Class OSV Retrofit Program. In September 2012, the Company awarded a contract for the upgrading and stretching of six of the Company’s Super 200 class DP-1 OSVs, converting them into 240 class DP-2 OSVs. The project costs for these discretionary vessel modifications are expected to be approximately $50.0 million, in the aggregate ($8.3 million each), and the Company expects to incur approximately 799 vessel-days of aggregate commercial downtime for the six vessels (roughly 133 vessel-days each), as follows:

	2012A	1Q2013A	2Q2013A	3Q2013A	4Q2013E	Total
200 Class OSV Retrofit Program:
Cash outlays (in millions)	$2.3	$4.2	$17.5	$15.9	$10.1	$50.0
Commercial downtime (in days)	21	180	220	217	161	799

Two vessels each were re-delivered to the Company in May and September 2013 and the current schedule projects re-deliveries of the last two vessels in December 2013.
Liquidity Outlook
As of September 30, 2013, the Company had a cash balance of $797.8 million and an undrawn $300 million revolving credit facility. Together with cash on-hand and cash proceeds from the sale of non-core assets, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining 22 HOSMAX vessels under construction, all of the capital costs related to its six-vessel 200 class OSV retrofit program, the planned retirement in November 2013 of $250 million in aggregate outstanding principal amount of its 1.625% convertible notes, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild and conversion programs without ever having to use its currently undrawn revolving credit facility.
Conference Call
The Company will hold a conference call to discuss its third quarter 2013 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, October 31, 2013. To participate in the call, dial (480) 629-9692 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 7, 2013, and may be accessed by calling (303) 590-3030 and using the pass code 4644190#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors-IR Home.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the U.S. Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 59 vessels primarily serving the energy industry and has 22 additional high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program and its 200 class OSV retrofit program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may yet arise as a result of the Deepwater Horizon incident or the resulting drilling moratoria and regulatory reforms, as well as the outcome of pending litigation brought by environmental groups challenging exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs presently owned or under construction; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the impact of planned sequester of federal spending pursuant to the Budget Control Act of 2011; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; sustained declines in oil and natural gas prices; further increases in operating costs, such as mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 8 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenues	$132,915	$137,811	$115,087	$403,252	$344,678
Costs and expenses:
Operating expenses	59,180	58,701	59,922	174,175	168,250
Depreciation and amortization	22,436	20,908	18,289	62,763	54,292
General and administrative expenses	14,114	13,323	12,191	40,433	33,750
	95,730	92,932	90,402	277,371	256,292
Gain (loss) on sale of assets	3	1,569	(357)	1,572	(360)
Operating income	37,188	46,448	24,328	127,453	88,026
Other income (expense):
Loss on early extinguishment of debt	—	(1,457)	—	(25,776)	(6,048)
Interest income	681	668	524	1,926	1,538
Interest expense	(11,708)	(13,242)	(14,697)	(38,672)	(42,971)
Other income (expense), net [1]	(137)	93	(8)	(153)	323
	(11,164)	(13,938)	(14,181)	(62,675)	(47,158)
Income before income taxes	26,024	32,510	10,147	64,778	40,868
Income tax expense	8,228	12,238	3,970	22,787	15,596
Income from continuing operations	17,796	20,272	6,177	41,991	25,272
Income from discontinued operations, net of tax	41,368	3,558	1,224	47,162	450
Net income	$59,164	$23,830	$7,401	$89,153	$25,722
Earnings per share
Basic earnings per common share from continuing operations	$0.49	$0.56	$0.18	$1.17	$0.72
Basic earnings per common share from discontinued operations	1.15	0.10	0.03	1.32	0.01
Basic earnings per common share	$1.64	$0.66	$0.21	$2.49	$0.73
Diluted earnings per common share from continuing operations	$0.49	$0.55	$0.17	$1.15	$0.70
Diluted earnings per common share from discontinued operations	1.12	0.10	0.03	1.29	0.01
Diluted earnings per common share	$1.61	$0.65	$0.20	$2.44	$0.71
Weighted average basic shares outstanding	36,038	35,864	35,384	35,841	35,276
Weighted average diluted shares outstanding [2]	36,663	36,499	36,130	36,511	36,063

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Offshore Supply Vessels:
Average number of new generation OSVs [3]	50.0	50.0	51.0	50.3	51.0
Average number of active new generation OSVs [4]	50.0	49.4	48.9	49.8	47.9
Average new generation OSV fleet capacity (deadweight) [3]	130,535	126,870	128,190	128,532	128,190
Average new generation OSV capacity (deadweight)	2,611	2,538	2,514	2,554	2,514
Average new generation utilization rate [5]	80.7%	88.3%	79.5%	85.2%	82.9%
Average new generation dayrate [6]	$27,545	$26,079	$23,990	$26,225	$23,248
Effective dayrate[7]	$22,229	$23,028	$19,072	$22,344	$19,273
Balance Sheet Data (unaudited):

	As of September 30, 2013	As of December 31, 2012
Cash and cash equivalents	$797,784	$576,678
Working capital	579,211	388,004
Property, plant and equipment, net	2,000,890	1,643,623
Total assets	3,045,108	2,631,731
Total short-term debt	248,861	238,907
Total long-term debt	1,061,823	850,530
Stockholders’ equity	1,269,901	1,165,845

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30, 2013	September 30, 2012
Cash provided by operating activities	$167,936	$98,754
Cash used in investing activities	(378,622)	(162,278)
Cash provided by financing activities	187,538	332,461

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
CONTINUING OPERATIONS:
Vessel revenues	$130,541	$136,607	$114,051	$398,585	$341,328
Non-vessel revenues	2,374	1,204	1,036	4,667	3,350
Total revenues	132,915	$137,811	$115,087	$403,252	$344,678
Operating income	$37,188	$46,448	$24,328	$127,453	$88,026
Operating margin	28.0%	33.7%	21.1%	31.6%	25.5%
Components of EBITDA [8]
Income from continuing operations	$17,796	$20,272	$6,177	$41,991	$25,272
Interest expense, net	11,027	12,574	14,173	36,746	41,433
Income tax expense	8,228	12,238	3,970	22,787	15,596
Depreciation	13,854	13,448	13,000	40,498	39,005
Amortization	8,582	7,460	5,289	22,265	15,287
EBITDA [8]	$59,487	$65,992	$42,609	$164,287	$136,593
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$1,457	$—	$25,776	$6,048
Stock-based compensation expense	3,185	3,111	3,709	9,603	8,102
Interest income	681	668	524	1,926	1,538
Adjusted EBITDA [8]	$63,353	$71,228	$46,842	$201,592	$152,281
EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$59,487	$65,992	$42,609	$164,287	$136,593
Cash paid for deferred drydocking charges	(10,435)	(9,328)	(11,422)	(25,444)	(27,705)
Cash paid for interest	(12,284)	(13,667)	(10,378)	(40,216)	(28,755)
Cash paid for taxes	(1,394)	(1,372)	(235)	(3,319)	(964)
Changes in working capital	27,284	19,864	18,334	38,700	3,418
Stock-based compensation expense	3,185	3,111	3,709	9,603	8,102
Loss on early extinguishment of debt	—	1,457	—	25,776	6,048
Changes in other, net	265	(1,575)	1,584	(1,451)	2,017
Net cash provided by operating activities	$66,108	$64,482	$44,201	$167,936	$98,754
DISCONTINUED OPERATIONS:
Revenues	$11,383	$16,512	$12,852	$42,885	$34,879
Operating income	65,181	5,715	1,964	74,485	732
Operating margin	572.6%	34.6%	15.3%	173.7%	2.1%
Components of EBITDA [8]
Income from discontinued operations	$41,368	$3,558	$1,224	$47,162	$450
Interest expense, net	—	—	—	—	—
Income tax expense	23,813	2,157	743	27,325	283
Depreciation	1,004	1,965	2,124	5,083	6,372
Amortization	765	1,168	1,399	3,266	4,425
EBITDA [8]	$66,950	$8,848	$5,490	$82,836	$11,530
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$—
Stock-based compensation expense	—	11	20	26	62
Interest income	—	—	—	—	—
Adjusted EBITDA [8]	$66,950	$8,859	$5,510	$82,862	$11,592
EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$66,950	$8,848	$5,490	$82,836	$11,530
Cash paid for deferred drydocking charges	(244)	(1,964)	(1,278)	(3,961)	(4,740)
Cash paid for interest	—	—	—	—	—
Cash paid for taxes	—	—	—	—	—
Changes in working capital	(1,996)	(411)	1,541	(2,829)	3,454
Stock-based compensation expense	—	11	20	26	62
Loss on early extinguishment of debt	—	—	—	—	—
Changes in other, net	(60,046)	(30)	(624)	(60,076)	(624)
Net cash provided by operating activities	$4,664	$6,454	$5,149	$15,996	$9,682

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data (9):
	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	6.0	7.0	6.0	15.0	19.0
Commercial downtime (in days)	194	224	135	476	436
MPSVs
Number of vessels commencing drydock activities	1.0	—	—	1.0	1.0
Commercial downtime (in days)	33	—	—	33	37
Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$10,679	$9,328	$11,422	$25,444	$27,705
Other vessel capital improvements	1,542	2,121	948	6,278	8,170
	12,221	11,449	12,370	31,722	35,875
Other Capital Expenditures:
200 class OSV retrofit program	15,908	17,462	2,244	37,603	2,244
Commercial-related vessel improvements	872	1,554	1,138	2,491	2,640
Non-vessel related capital expenditures	521	2,459	1,607	3,459	2,601
	17,301	21,475	4,989	43,553	7,485
	$29,522	$32,924	$17,359	$75,275	$43,360
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$115,886	$130,346	$66,636	$328,807	$144,646

Forecasted Data (9):
	1Q 2013A	2Q 2013A	3Q 2013A	4Q 2013E	2013E	2014E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	7.0	6.0	3.0	18.0	22.0
Commercial downtime (in days)	58	224	194	99	575	577
MPSVs
Number of vessels commencing drydock activities	—	—	1.0	1.0	2.0	2.0
Commercial downtime (in days)	—	—	33	50	83	60
Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.5	$9.3	$10.4	$17.8	$43.0	$41.2
Other vessel capital improvements	2.6	2.1	1.5	2.4	8.6	3.1
	8.1	11.4	11.9	20.2	51.6	44.3
Other Capital Expenditures:
200 class OSV retrofit program	4.2	17.5	15.9	10.1	47.7	—
Commercial-related vessel improvements	0.1	1.5	0.9	17.1	19.6	24.0
Non-vessel related capital expenditures	0.5	2.5	0.5	0.4	3.9	4.0
	4.8	21.5	17.3	27.6	71.2	28.0
	$12.9	$32.9	$29.2	$47.8	$122.8	$72.3
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$82.6	$130.4	$115.9	$161.1	$490.0	$342.5

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	4Q 2013E Avg Vessels	4Q 2013E Contract Backlog	Full-Year 2013E Avg Vessels	Full-Year 2014E Avg Vessels	Full-Year 2014E Contract Backlog
Fleet Data (as of 30-Oct-2013):
Upstream
New generation OSVs - Term [10]	23.0	100%	24.9	20.0	89%
New generation OSVs - Spot [11]	28.8	57%	25.6	40.7	7%
New generation OSVs - Stacked	—	0%	0.3	—	0%
New generation OSVs - Total	51.8	77%	50.8	60.7	34%
New generation MPSVs	4.0	83%	4.0	4.0	47%
Total Upstream	55.8		54.8	64.7

	4Q 2013E Range		Full-Year 2013E Range
Cost Data:	Low [12]	High [12]	Low [12]	High [12]

Operating Expenses	$60.0	$63.0	$234.2	$237.2
General and administrative expenses	$13.5	$14.5	$54.0	$55.0

	1Q 2013A	2Q 2013A	3Q 2013A	4Q 2013E	2013E	2014E
Other Financial Data:
Gain on sale of assets	$—	$1.6	$—	$—	$1.6	$—
Loss on early extinguishment of debt	24.3	1.5	—	—	25.8	—
Depreciation	13.2	13.4	13.9	14.6	55.1	70.9
Amortization	6.2	7.5	8.6	8.9	31.2	41.7
Interest expense, net:
Interest expense	$14.2	$15.1	$14.9	$14.6	$58.8	$54.8
Incremental non-cash OID interest expense [13]	5.6	5.5	5.6	3.4	20.1	9.5
Capitalized interest	(6.0)	(7.4)	(8.8)	(9.8)	(32.0)	(29.9)
Interest income	(0.6)	(0.7)	(0.7)	(0.5)	(2.5)	(1.1)
Total interest expense, net	$13.2	$12.5	$11.0	$7.7	$44.4	$33.3

Income tax rate	37.1%	37.6%	31.6%	38.5%	36.5%	37.0%
Cash income taxes	$0.6	$1.4	$1.4	$1.4	$4.8	$2.9
Cash interest expense [14]	14.3	13.7	12.3	13.4	53.7	50.6
Weighted average diluted shares outstanding [15]	36.3	36.5	36.7	36.7	36.6	37.0

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three and nine months ended September 30, 2013 and 2012 and the three months ended June 30, 2013, the Company had no anti-dilutive stock options. As of September 30, 2013, June 30, 2013, and September 30, 2012, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes. As of September 30, 2013, June 30, 2013, and September 30, 2012, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 50 new generation OSVs as of September 30, 2013, and took delivery of one HOSMAX newbuild OSV in October 2013. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Due to improved market conditions, the Company had reactivated all of its new generation OSVs as of June 30, 2013. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[9]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[10]
As of October 30, 2013, the Company’s active fleet of 23 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) through the remainder of 2013 was comprised of the following fleet mix: seven 200 class OSVs, fourteen 240 class OSVs and two 300 class OSVs.

[11]
As of October 30, 2013, the Company’s active fleet of 28 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: ten 200 class OSVs, thirteen 240 class OSVs, four 265 class OSVs and one 300 class OSV.

[12]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[13]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[14]
Due to the change in timing of certain interest payment dates associated with the Company’s recent senior notes refinancing in March 2013, cash debt service for fiscal 2013 is expected to be $53.7 million. However, commencing in fiscal 2014, the Company expects to incur a full-year run-rate of cash debt service in the amount of $50.6 million.

[15]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% or 1.500% convertible senior notes. The Company’s 1.625% and 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59 and $68.53, respectively.